CONSULTING AGREEMENT FOR INTERIM CEO SERVICES

This Agreement is made effective as of September 07, 2008, by and between Power3 Medical, Products, Inc., of 3400 Research Forest Dr., The Woodlands, Texas 77381, and Bronco Technology, Inc., of P O Box 30, Huntsville, Texas 77342-0030.

In this Agreement Power3 Medical Products, Inc. (hereinafter Power3) is contracting to receive the services of Helen R. Park, CEO of Bronco Technology, Inc. (hereinafter BTI) as Interim CEO of Power3 Medical Products, Inc. The services are described below.

Helen R. Park has a background in biotechnology business consulting, planning, and reorganization and is willing to provide services to Power3 through BTI based on this background.

Power3 desires to have services provided by Helen R. Park through BTI.

Therefore, the parties agree as follows:

1. DESCIPTION OF SERVICES. Beginning on September 08, 2008, BTI will provide the following services (collectively, the “Services”): Helen R. Park will serve as Interim CEO for Power3, reporting to the Board of Directors of Power3, on a consulting basis, providing business planning, reorganization, management and marketing services.

2. PERFORMANCE OF SERVICES. Power3 will rely on Helen R. Park to work as many hours as may be reasonably necessary to fulfill BTI’s obligations under this agreement.

3. PAYMENT. Power3 will pay a fee to BTI for the Services of $5,000.00 per month. This fee shall be payable monthly, no later than the last day of the month following the period during which the Services were performed; Subject to an anticipated increase in the authorized common shares of Power3 BIT will also receive 100,000 shares of the Company’s restricted common stock per month.

4. COMMISSION PAYMENTS. In addition to the payments under the preceding paragraph Power3 will make commission payments to BTI based on Milestones of progress made in marketing company product and services to be mutually agreed upon at a later date.

a. Payment Schedule. The commission payments shall be payable monthly, no later than the last day of the following month.

b. Accounting. Power3 shall maintain records in sufficient detail for purposes of determining the amount of commission. Power3 shall provide to BTI a written accounting that sets forth the manner in which the commission payment was calculated.

c. Right to Inspect. BTI, or BTI’s agent, shall have the right to inspect Power3’s records for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as Power3 may reasonably impose to protect the confidentially of the records. Such inspections shall be made during reasonable business hours as may be set by Power3.

d. Death or Disability. If Helen R. Park dies or becomes disabled and unable to perform the services, during the term of this Agreement, BTI shall be entitled to payments or partial commission for the period ending when the services are no longer able to be carried out by Helen R. Park.

5. EXPENSE REIMBURSEMENT. BTI shall be entitled to reimbursement from Power3 for the following expenses: travel expenses, meals, excluding alcoholic beverages, postage, copying, and others as approved by Power3.

6. SUPPORT SERVICES. Power3 will provide the following support services for the benefit of BTI: office space; use of staff and secretarial support; and office supplies.

7. TERM/TERMINATION. This agreement may be terminated by either party upon 30 days written notice to the other party.

8. REALTIONSHIP OF PARTIES. It is understood by the parties that BTI is an independent contractor with respect to Power3, and not an employee of Power3. Power3 will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of BTI.

9. DISCLOSURE. BTI is required to disclose any outside activities or interests, including ownership or participation in the development of prior invention, that conflict or may conflict with the best interest of Power3. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

- any intellectual property of Power3
- a product or product line of Power3
- a manufacturing process of Power3
- any activity that BTI may be involved with on behalf of Power3

10. EMPLOYEES. BTI employees, if any, who perform services for Power3 under this Agreement shall also be bound by the provision of this Agreement.

11. INTELLECTUAL PROPERTY. The following provision shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, “Intellectual Property”):

a. Development of Intellectual Property. Any inventions or improvements, and any new items of Intellectual Property discovered or developed by BTI (or BTI’s employees, if any) during the term of this Agreement shall be the property of Power3. BTI shall sign all documents necessary to perfect the rights of Power3 in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, BTI shall sign all documents necessary to assign the rights to such Intellectual Property to Power3.

12. CONFIDENTIALITY. Power3 recognizes that BTI has and will have access to proprietary information (collectively, “Information”) which are valuable, special and unique assets of Power3 Medical, Inc. and need to be protected from improper disclosure. In consideration for the disclosure of Information, BTI agrees that BTI will not at any time or in any manner, either directly or indirectly, use any Information for BTI’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Power3. BTI will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

13. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that BTI has disclosed (or has threatened to disclose) Information in violation of this Agreement, Power3 shall be entitled to an injunction to restrain BTI from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Power3 shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

14. CONFIDENTLIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

15. RETURN OF RECORDS. Upon termination of this Agreement, BTI shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in BTI’s possession or under BTI’s control and that are Power3’s property or relate to Power3’s business.

16. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

If for Power3:

Power3 Medical Products, Inc.
Ira Goldknopf
President & Chief Scientific Officer
3400 Research Forest Dr.
The Woodlands, Texas 77381

If for BIT:

Bronco Technology, Inc.
Helen R. Park
CEO
P.O. Box 30
Huntsville, Texas 77342-0030

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions n any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

18. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

19. SERVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforce as so limited.

20. WAIVER OF CONTRACTUAL RIGHT. The failure of either part to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

21. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

Power3 Medical Products, Inc.	Bronco Technology, Inc.

By: /s/ Ira L. Goldknopf	By: /s/ Helen R. Park
Ira L. Goldknopf	Helen R. Park
President and Chief Scientific Officer	CEO